EX-99.1


PRESS RELEASE                                          Source:HemoBioTech, Inc.

HEMOBIOTECH ANNOUNCES CONVERSION OF CLASS A WARRANTS:
HEMOBIOTECH IS DEVELOPING HEMOTECH(TM), A NOVEL
BLOOD SUBSTITUTE
Monday, July 17, 2006, 12:50 p.m. ET

Dallas, Texas- July 17, 2006- (OTC:HMBT.OB), HemoBioTech, Inc. announced today the conversion of 5,156,035 Class A Warrants at a conversion price of $1.06 per share of common stock, resulting in gross proceeds of $5,465,397. The converted warrants represented approximately 97% of total Class A warrants. The Company issued a warrant redemption notice on June 12, 2006. Some warrants were converted prior to the redemption notice; gross proceeds received from warrants converted during the thirty day redemption period were $2,978,992. Total cash for HemoBioTech as of July 17, 2006, is approximately $5 million. Available funds will be used for upgrading the production facility for HemoTech(TM), production of HemoTech(TM), preparation of an Investigational New Drug (IND) for HemoTech(TM), based in part on a Pre-IND meeting with the FDA in April, 2006 and general operations. An IND which is acceptable to the FDA is necessary for initiating US clinical trials of HemoTech(TM).


ABOUT HEMOBIOTECH, INC.

HemoBioTech is engaged in the development of HemoTech(TM), a novel human blood substitute technology exclusively licensed from Texas Tech University Health Sciences Center. HemoTech(TM) is chemically modified bovine hemoglobin, which not only carries oxygen in the blood, but can also induce erythropoiesis (red blood cell production). The Company believes that HemoTech(TM) may possess properties that diminish the intrinsic toxicities which have plagued other attempts at developing blood substitutes, based upon pre-clinical and initial human clinical trials undertaken outside the U.S. by prior holders of this technology. HemoTech(TM) is being subjected to further studies and testing to confirm and possibly expand on these results. HemoTech(TM) is being developed to help reduce or eliminate the danger resulting from acute blood loss in trauma, as well as for other conditions. Corporate headquarters are located at J. P. Morgan International Plaza, 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254. For further information contact Dr. Arthur P. Bollon at 214-540-8411 or arthurb@flash.net. The Company website is www.hemobiotech.com.


Safe Harbor Statement

Except for historical information, the matters discussed in this news release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of HemoBioTech and its management and are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others the successful pre-clinical development, the successful completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborator interest and ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors which are included in HemoBioTech's Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended, and HemoBioTech's other reports filed with the Securities and Exchange Commission.